Exhibit 99.1

32301 Woodward Ave. Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports Third Quarter 2026 Results
Increases 2026 AFFO Per Share Guidance to $4.58 to $4.59
Balance Sheet Fortified with Approximately $2.0 Billion of Liquidity

Royal Oak, MI, October 20, 2026 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended September 30, 2026. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.
Third Quarter 2026 Financial and Operating Highlights:
•Invested approximately $358 million in 94 retail net lease properties
•Commenced six development or Developer Funding Platform (“DFP”) projects for total committed capital of approximately $57 million
•Net Income per share attributable to common stockholders increased 18.5% to $0.53
•Core Funds from Operations (“Core FFO”) per share increased 4.9% to $1.15
•Adjusted Funds from Operations (“AFFO”) per share increased 4.9% to $1.15
•Declared a monthly dividend of $0.267 per common share for September, a 4.3% year-over-year increase
•Completed a public bond offering of $400 million of 5.65% senior unsecured notes due 2036 with an all-in rate of 5.36% inclusive of prior hedging activity
•Settled 5.7 million shares of outstanding forward equity for net proceeds of approximately $426 million
•Balance sheet well positioned at 3.9 times proforma net debt to recurring EBITDA; 4.8 times excluding unsettled forward equity
•Ended the quarter with approximately $2.0 billion of liquidity including availability on the revolving credit facility, outstanding forward equity, and cash on hand
Financial Results
Net Income Attributable to Common Stockholders
Net Income for the three months ended September 30, 2026 increased 32.3% to $66.5 million, compared to $50.3 million for the comparable period in 2025. Net Income per share for the three months ended September 30th increased 18.5% to $0.53, compared to $0.45 for the comparable period in 2025.
Net Income for the nine months ended September 30, 2026 increased 25.7% to $179.5 million, compared to $142.7 million for the comparable period in 2025. Net Income per share for the nine months ended September 30th increased 13.4% to $1.47, compared to $1.30 for the comparable period in 2025.

Core FFO
Core FFO for the three months ended September 30, 2026 increased 17.2% to $143.4 million, compared to $122.4 million for the comparable period in 2025. Core FFO per share for the three months ended September 30th increased 4.9% to $1.15, compared to $1.09 for the comparable period in 2025.
Core FFO for the nine months ended September 30, 2026 increased 18.5% to $415.8 million, compared to $351.0 million for the comparable period in 2025. Core FFO per share for the nine months ended September 30th increased 6.8% to $3.40, compared to $3.18 for the comparable period in 2025.
AFFO
AFFO for the three months ended September 30, 2026 increased 17.2% to $144.2 million, compared to $123.1 million for the comparable period in 2025. AFFO per share for the three months ended September 30th increased 4.9% to $1.15, compared to $1.10 for the comparable period in 2025.
AFFO for the nine months ended September 30, 2026 increased 18.3% to $419.8 million, compared to $354.8 million for the comparable period in 2025. AFFO per share for the nine months ended September 30th increased 6.7% to $3.43, compared to $3.22 for the comparable period in 2025.
Dividend
In the third quarter, the Company declared monthly cash dividends of $0.267 per common share for each of July, August and September 2026. The monthly dividends declared during the third quarter reflect an annualized dividend amount of $3.204 per common share, representing a 4.3% year-over-year increase. The dividends represent payout ratios of approximately 70% of Core FFO per share and 69% of AFFO per share, respectively.
For the nine months ended September 30, 2026, the Company declared monthly cash dividends totaling $2.388 per common share, a 4.1% increase over the dividends of $2.295 per common share declared for the comparable period in 2025. The dividends represent payout ratios of approximately 70% of Core FFO per share and 70% of AFFO per share, respectively.
Subsequent to quarter end, the Company declared an increased monthly cash dividend of $0.271 per common share for October 2026. The October monthly dividend reflects an annualized dividend amount of $3.252 per common share, representing a 3.4% increase over the annualized dividend amount of $3.144 per common share from October 2025. The October dividend is payable on November 13, 2026 to stockholders of record at the close of business on October 30, 2026.
Additionally, subsequent to quarter end, the Company declared a monthly cash dividend on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The dividend is payable on November 2, 2026 to stockholders of record at the close of business on October 23, 2026.

Earnings Guidance
The table below provides estimates for significant components of our 2026 earnings guidance.

	Prior 2026	Revised 2026
	Guidance	Guidance
AFFO per share(1)(2)	$4.57 to $4.59	$4.58 to $4.59
Investment volume	$1.6 to $1.8 billion	Approximately $1.6 billion
Disposition volume	$50 to $100 million	$100 to $150 million
General and administrative expenses (% of adjusted revenue)(3)(4)	5.3% to 5.6%	5.3% to 5.6%
Non-reimbursable real estate expenses (% of adjusted revenue)(3)	1.0% to 1.5%	1.0% to 1.5%
Income and other tax expense	Approximately $2 million	Approximately $2 million
Treasury stock method dilution(5)	$0.02 to $0.04	$0.01 to $0.02
The Company’s 2026 guidance is subject to risks and uncertainties more fully described in this press release and in the Company’s filings with the Securities and Exchange Commission (the “SEC”).
(1)The Company does not provide guidance with respect to the most directly comparable GAAP financial measure or provide reconciliations to GAAP from its forward-looking non-GAAP financial measure of AFFO per share guidance due to the inherent difficulty of forecasting the effect, timing and significance of certain amounts in the reconciliation that would be required by Item 10(e)(1)(i)(B) of Regulation S-K. Examples of these amounts include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions or developments. In addition, certain non-recurring items may also significantly affect net income but are generally adjusted for in AFFO. Based on our historical experience, the dollar amounts of these items could be significant and could have a material impact on the Company’s GAAP results for the guidance period.
(2)The Company's AFFO per share guidance utilizes the current forward SOFR curve to forecast interest expense related to any outstanding commercial paper notes and revolver borrowings during the year.
(3)Adjusted revenue equates to “Total Revenues” as presented in our consolidated statements of operations and comprehensive income, excluding the amortization of above and below market lease intangibles.
(4)Cash G&A expense is expected to be in a range of 3.7% to 4.0% of adjusted revenue. Cash G&A is defined as “General and administrative” expenses as presented in our consolidated statements of operations and comprehensive income, less stock-based compensation expense.
(5)Represents the estimated dilutive impact of the Company’s outstanding forward equity calculated in accordance with the treasury stock method, which is included in the AFFO per share guidance range.
CEO Comments
“We are very pleased with our performance through the first nine months of the year, as we invested approximately $1.3 billion across all three of our external growth platforms and are raising our 2026 AFFO per share guidance to a range of $4.58 to $4.59,” said Joey Agree, President and Chief Executive Officer. “During the quarter, we completed a $400 million public bond offering at an all-in rate of 5.36%, further strengthening our fortress balance sheet. With approximately $2.0 billion of liquidity, proforma net debt to recurring EBITDA of 3.9 times and a portfolio that is 99.8% leased, we are exceptionally well positioned heading into 2027. We will remain disciplined capital allocators, focusing on value over volume and preserving our liquidity to capitalize on shifts in the transaction market, as we have throughout our history.”
Investment and Disposition Activity
Total investment volume for the third quarter was approximately $357.7 million across 94 retail net lease properties, representing capital deployed across all three of the Company's external growth platforms. The properties are located in 30 states and leased to tenants operating in 22 retail sectors. For the nine months ended September 30, 2026, total investment volume was approximately $1.3 billion across 261 properties.
Acquisitions
Total acquisition volume for the third quarter was approximately $308.6 million and included 68 properties net leased to leading retailers operating in sectors including auto parts, tire & auto service, home improvement, grocery stores, and warehouse clubs. The properties are located in 27 states and leased to tenants operating in 17 retail sectors. Third quarter activity included the acquisition of two ground leases for an aggregate purchase price of approximately $19.5 million, representing 5.5% of annualized base rents acquired.
The properties were acquired at a weighted-average capitalization rate of 7.3% and had a weighted-average lease term of approximately 14.5 years. Approximately 52.1% of annualized base rents acquired were generated from investment grade retail tenants.
For the nine months ended September 30, 2026, total acquisition volume was approximately $1.2 billion. The 235 acquired properties are located in 41 states and the District of Columbia and leased to tenants who operate in 27 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.1% and had a weighted-average lease term of approximately 12.1 years. Approximately 62.6% of annualized base rents acquired were generated from investment grade retail tenants.
Development and Developer Funding Platform
During the third quarter, the Company commenced six development or DFP projects, with total anticipated costs of approximately $57.4 million. Construction continued during the quarter on eight projects with anticipated costs totaling approximately $87.9 million. The Company completed seven projects during the quarter with total costs of approximately $82.4 million.
For the nine months ended September 30, 2026, the Company had 26 development or DFP projects completed or under construction with anticipated total costs of approximately $256.7 million. The projects are leased to leading retailers including 7-Eleven, TJX Companies, Ross Dress for Less, Burlington, Boot Barn, Gerber Collision, Starbucks, and Sunbelt Rentals.
The following table presents estimated costs for the Company's active or completed development and DFP projects for the nine months ended September 30, 2026:

				Anticipated
Anticipated	Number of	Costs Funded	Remaining	Total Project
Quarter of Delivery	Projects	to Date	Funding Costs	Costs
Q1 2026	4	$22,534	$—	$22,534
Q2 2026	1	6,478	—	6,478
Q3 2026	7	82,394	—	82,394
Q4 2026	1	4,427	782	5,209
Q1 2027	4	23,692	8,170	31,862
Q2 2027	4	16,257	32,770	49,027
Q3 2027	5	18,714	40,486	59,200
Total	26	174,496	82,208	256,704
Development and DFP project costs are in thousands; any differences are the result of rounding. Costs Funded to Date may include adjustments related to completed projects to arrive at the correct Anticipated Total Project Costs.
Dispositions
During the third quarter, the Company sold 11 properties for gross proceeds of approximately $26.9 million. The dispositions were completed at a weighted-average capitalization rate of 6.5%.
During the nine months ended September 30, 2026, the Company sold 32 properties for gross proceeds of approximately $67.9 million. The dispositions were completed at a weighted-average capitalization rate of 6.8%.

Portfolio Update
As of September 30, 2026, the Company’s portfolio consisted of 2,888 properties located in all 50 states and the District of Columbia, comprised of approximately 61.1 million square feet of gross leasable area. At quarter end, the portfolio was approximately 99.8% leased, had a weighted-average lease term of approximately 7.8 years, and generated approximately 65.1% of annualized base rents from investment grade retail tenants.
Ground Lease Portfolio
As of September 30, 2026, the Company’s ground lease portfolio consisted of 270 leases located in 39 states and the District of Columbia and totaled approximately 8.0 million square feet of gross leasable area. Properties ground leased to tenants represented 10.0% of annualized base rents. At quarter end, the ground lease portfolio was fully occupied, had a weighted-average lease term of approximately 8.6 years, and generated 85.2% of annualized base rents from investment grade retail tenants.
Leasing Activity and Expirations
During the third quarter, the Company executed new leases, extensions or options on approximately 862,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 28,000-square-foot T.J. Maxx in Turlock, California and a 25,000-square-foot Ross Dress for Less in Springfield, Missouri.
For the nine months ended September 30, 2026, the Company executed new leases, extensions or options on approximately 2.5 million square feet of gross leasable area throughout the existing portfolio.
As of September 30, 2026, the Company’s 2026 lease maturities represented 0.2% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of September 30, 2026, assuming no tenants exercise renewal options:

		Annualized Base Rent(1)		Gross Leasable Area
Year	Number of Leases	Dollars	% of Total	Square Feet	% of Total
2026	11	$1,762	0.2%	151	0.2%
2027	111	24,693	3.0%	2,529	4.2%
2028	174	47,404	5.8%	4,426	7.3%
2029	227	70,071	8.5%	6,540	10.7%
2030	343	75,510	9.2%	6,297	10.3%
2031	284	73,578	8.9%	5,826	9.6%
2032	292	66,286	8.1%	4,590	7.5%
2033	241	55,675	6.8%	4,193	6.9%
2034	247	56,972	6.9%	3,951	6.5%
2035	240	65,068	7.9%	4,518	7.4%
Thereafter	974	286,362	34.7%	17,916	29.4%
Total Portfolio	3,144	$823,381	100.0%	60,937	100.0%
        The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of September 30, 2026, but that had not yet commenced. Annualized Base Rent and Gross Leasable Area (square feet) are in thousands; any differences are the result of rounding.
(1)Refer to the Glossary for the Company's definition of Annualized Base Rent ("ABR").

Top Tenants
The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of September 30, 2026:

Tenant	ABR(1)	% of Total ABR
Walmart	$46,515	5.6%
Tractor Supply	37,739	4.6%
Dollar General	30,614	3.7%
Hobby Lobby	28,387	3.4%
O'Reilly Auto Parts	24,724	3.0%
TJX Companies	24,444	3.0%
CVS	24,104	2.9%
Gerber Collision	22,269	2.7%
Best Buy	22,133	2.7%
Kroger	21,645	2.6%
7-Eleven	21,636	2.6%
Lowe's	21,320	2.6%
Sunbelt Rentals	19,789	2.4%
Sherwin-Williams	17,814	2.2%
Burlington	16,929	2.1%
Home Depot	16,433	2.0%
BP	13,527	1.6%
Wawa	13,252	1.6%
Dollar Tree	13,019	1.6%
Other(2)	387,088	47.1%
Total Portfolio	$823,381	100.0%
    ABR is in thousands; any differences are the result of rounding.
(1)    Refer to the Glossary for the Company's definition of ABR.
(2)    Includes tenants generating less than 1.5% of ABR.

Retail Sectors
The following table presents annualized base rents for all the Company’s retail sectors as of September 30, 2026:

Sector	ABR(1)	% of Total ABR
Grocery Stores	$80,880	9.8%
Home Improvement	73,274	8.9%
Convenience Stores	68,166	8.3%
Tire & Auto Service	61,403	7.5%
Auto Parts	52,196	6.3%
Dollar Stores	51,613	6.3%
Off-Price Retail	49,151	6.0%
Farm & Rural Supply	39,549	4.8%
General Merchandise	39,050	4.7%
Crafts & Novelties	30,951	3.8%
Pharmacy	28,644	3.5%
Consumer Electronics	26,628	3.2%
Discount Stores	25,025	3.0%
Health & Fitness	24,430	3.0%
Equipment Rental	20,845	2.5%
Health Services	20,201	2.5%
Warehouse Clubs	20,082	2.4%
Restaurants - Quick Service	16,609	2.0%
Dealerships	16,470	2.0%
Sporting Goods	15,848	1.9%
Financial Services	13,021	1.6%
Specialty Retail	9,721	1.2%
Restaurants - Casual Dining	7,386	0.9%
Shoes	6,899	0.8%
Home Furnishings	5,212	0.6%
Pet Supplies	4,836	0.6%
Beauty & Cosmetics	4,265	0.5%
Theaters	3,976	0.5%
Entertainment Retail	2,729	0.3%
Apparel	2,392	0.3%
Miscellaneous	1,301	0.2%
Office Supplies	628	0.1%
Total Portfolio	$823,381	100.0%
ABR is in thousands; any differences are the result of rounding.
(1)    Refer to the Glossary for the Company's definition of ABR.

Geographic Diversification
The following table presents annualized base rents for all states that represent 1.5% or greater of the Company’s total annualized base rent as of September 30, 2026:

State	ABR(1)	% of Total ABR
Texas	$59,052	7.2%
Illinois	47,215	5.7%
North Carolina	42,226	5.1%
Ohio	42,100	5.1%
Michigan	41,282	5.0%
Pennsylvania	39,243	4.8%
New York	38,614	4.7%
Florida	37,738	4.6%
California	35,434	4.3%
Georgia	31,422	3.8%
New Jersey	27,300	3.3%
Wisconsin	25,902	3.1%
Missouri	23,093	2.8%
Louisiana	21,406	2.6%
Virginia	20,769	2.5%
South Carolina	19,421	2.4%
Minnesota	19,218	2.3%
Mississippi	19,206	2.3%
Kansas	16,979	2.1%
Connecticut	16,667	2.0%
Massachusetts	15,965	1.9%
Alabama	15,801	1.9%
Indiana	15,718	1.9%
Tennessee	15,656	1.9%
Oklahoma	12,782	1.6%
Other(2)	123,172	15.1%
Total Portfolio	$823,381	100.0%
     ABR is in thousands; any differences are the result of rounding.
(1)    Refer to the Glossary for the Company's definition of ABR.
(2)    Includes states generating less than 1.5% of ABR.

Capital Markets, Liquidity and Balance Sheet
Capital Markets
In September 2026, the Company completed a $400.0 million public bond offering of 5.65% senior unsecured notes due 2036 (the "Notes"). In connection with the offering, the Company terminated related swap agreements of $300.0 million, receiving net proceeds of $19.4 million upon termination. Considering the effect of the terminated swap agreements, the all-in rate to the Company for the Notes is 5.36%.
During the third quarter, the Company settled 5.7 million shares under existing forward sale agreements for net proceeds of $425.7 million.
The following table presents the Company’s outstanding forward equity offerings as of September 30, 2026:

					Anticipated Net
Forward Equity	Shares	Shares	Shares	Net Proceeds	Proceeds
Offerings	Sold	Settled	Remaining	Received	Remaining
Q1 2026 ATM Forward Offerings	8,738,029	375,189	8,362,840	$26,897,562	$626,111,096
Q2 2026 ATM Forward Offerings	399,886	—	399,886	—	31,012,639
Total Forward Equity Offerings	9,137,915	375,189	8,762,726	$26,897,562	$657,123,735
Liquidity
As of September 30, 2026, the Company had total liquidity of approximately $2.0 billion, which includes $1.25 billion of availability under its revolving credit facility, $657.1 million of outstanding forward equity, and $91.5 million of cash on hand. The Company’s $1.25 billion revolving credit facility includes an accordion option that allows the Company to request additional lender commitments of up to a total of $2.0 billion.
Balance Sheet
As of September 30, 2026, the Company’s net debt to recurring EBITDA was 4.8 times. The Company’s proforma net debt to recurring EBITDA was 3.9 times when deducting the $657.1 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of approximately $3.7 billion as of September 30, 2026. The Company’s fixed charge coverage ratio was 4.1 times at quarter end. The Company’s net debt to enterprise value was 29.2% as of September 30, 2026.
For the three and nine months ended September 30, 2026, the Company's fully diluted weighted-average shares outstanding were 124.6 million and 121.9 million, respectively. The basic weighted-average shares outstanding for the three and nine months ended September 30, 2026 were 124.4 million and 121.4 million, respectively.
For the three and nine months ended September 30, 2026, the Company's fully diluted weighted-average shares and units outstanding were 125.0 million and 122.2 million, respectively. The basic weighted-average shares and units outstanding for the three and nine months ended September 30, 2026 were 124.7 million and 121.8 million, respectively.
The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of September 30, 2026, there were 347,619 Operating Partnership common units outstanding, and the Company held a 99.7% common interest in the Operating Partnership.

Conference Call/Webcast
The Company will host its quarterly analyst and investor conference call on Wednesday, October 21, 2026 at 9:00 AM ET. To participate in the conference call, please dial (833) 461-5787 approximately ten minutes before the call begins.
Additionally, a webcast of the conference call will be available via the Company’s website. To access the webcast, visit www.agreerealty.com five minutes prior to the start of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.
About Agree Realty Corporation
Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of September 30, 2026, the Company owned and operated a portfolio of 2,888 properties, located in all 50 states and the District of Columbia, comprised of approximately 61.1 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “will,” “seek,” “could,” “project” or other similar words or expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, the factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including those set forth under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subsequent quarterly reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.
Glossary
AFFO Payout Ratio is calculated as common dividends per share divided by AFFO per share for the same period. The Company believes this measure is a useful supplemental indicator of dividend coverage and the sustainability of its dividend policy. This measure is not a substitute for measures prepared in accordance with GAAP, and the Company’s calculation may differ from similarly titled measures used by other companies.
Annualized Base Rent (“ABR”) represents the annualized amount of contractual minimum rent required by tenant lease agreements as of September 30, 2026, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Enterprise Value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming the conversion of Agree Limited Partnership common units into common stock.
Fixed Charge Coverage Ratio is calculated as Trailing Twelve Month (“TTM”) Fixed Charge EBITDA divided by TTM Fixed Charges. TTM Fixed Charge EBITDA represents TTM EBITDA adjusted for straight-line rent and capital expenditure adjustments, and TTM Fixed Charges consist of interest expense, preferred share dividend payments, and scheduled principal payments. The Company believes this measure is a useful supplemental indicator of its ability to service fixed financial obligations, though it is not a substitute for measures prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

Investment Grade (“IG”) refers to ABR derived from tenants, or parent or subsidiary entities thereof, that have an investment grade credit rating from S&P Global Ratings, Moody’s Investors Service, Fitch Ratings, or the National Association of Insurance Commissioners (“NAIC”).
Net Debt to Enterprise Value represents the ratio of the Company’s net debt to its Enterprise Value and is used to evaluate the Company’s capital structure and balance sheet leverage.
Occupancy equals the sum of leased square feet divided by gross leasable area. Excludes properties under redevelopment.
Weighted-Average Capitalization Rate for acquisitions and dispositions, it is defined as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.
Weighted-Average Lease Term (“WALT”) represents the remaining contractual lease term of in‑place leases, weighted by ABR, and excludes vacant properties and lease extension options.
References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – Operating Partnership Common Unitholders” and “Adjusted Funds from Operations – Operating Partnership Common Unitholders”.

###

Contact:

Peter Coughenour
Chief Financial Officer
Agree Realty Corporation
(248) 737-4190

AGREE REALTY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per-share data)
(Unaudited)

	September 30,	December 31,
	2026	2025
ASSETS
Real estate investments
Land	$3,236,200	$2,895,495
Buildings	7,053,021	6,330,249
Less accumulated depreciation	(847,331)	(715,733)
	9,441,890	8,510,011
Property under development	73,656	62,690
Net real estate investments	9,515,546	8,572,701
Real estate held for sale, net	2,304	—
Cash and cash equivalents	80,559	16,295
Cash held in escrow	10,924	4,327
Accounts receivable - tenants, net	140,713	122,477
Lease intangibles, net of accumulated amortization of $675,725 and $576,945 at September 30, 2026 and December 31, 2025, respectively	1,084,831	1,000,967
Other assets, net	116,045	80,845

Total Assets	$10,950,922	$9,797,612

LIABILITIES
Mortgage notes payable, net	$41,183	$41,546
Unsecured term loans, net	696,523	348,074
Senior unsecured notes, net	2,977,602	2,584,608
Unsecured revolving credit facility and commercial paper notes	—	320,500
Dividends and distributions payable	35,450	32,158
Accounts payable, accrued expenses, and other liabilities	183,613	139,384
Lease intangibles, net of accumulated amortization of $54,622 and $49,797 at September 30, 2026 and December 31, 2025, respectively	73,939	60,189

Total Liabilities	$4,008,310	$3,526,459

EQUITY
Preferred stock, $0.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at September 30, 2026 and December 31, 2025	175,000	175,000
Common stock, $0.0001 par value, 360,000,000 shares authorized, 130,101,031 and 120,028,406 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	13	12
Additional paid-in-capital	7,422,355	6,679,142
Dividends in excess of net income	(732,649)	(618,675)
Accumulated other comprehensive income	77,908	35,506

Total equity - Agree Realty Corporation	6,942,627	6,270,985
Non-controlling interest	(15)	168
Total Equity	6,942,612	6,271,153

Total Liabilities and Equity	$10,950,922	$9,797,612

AGREE REALTY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Revenues
Rental income	$213,806	$183,191	$619,463	$527,701
Other	78	31	328	208
Total Revenues	213,884	183,222	619,791	527,909

Operating Expenses
Real estate taxes	15,779	13,173	45,749	37,519
Property operating expenses	9,924	8,243	29,066	25,040
Land lease expense	601	556	1,753	1,592
General and administrative	12,392	10,887	35,827	32,990
Depreciation and amortization	71,913	61,179	207,706	175,872
Provision for impairment	—	2,980	7,300	10,272
Total Operating Expenses	110,609	97,018	327,401	283,285

Gain on sale of assets, net	5,416	924	9,127	3,207
Gain on involuntary conversion, net	886	132	1,925	132
Income from Operations	109,577	87,260	303,442	247,963

Other (Expense) Income
Interest expense, net	(41,001)	(35,212)	(117,249)	(98,250)
Income and other tax expense	(375)	(225)	(1,250)	(1,475)
Other income	342	456	642	542
Net Income	68,543	52,279	185,585	148,780

Less net income attributable to non-controlling interest	191	162	528	468
Net income attributable to Agree Realty Corporation	68,352	52,117	185,057	148,312
Less Series A preferred stock dividends	1,859	1,859	5,578	5,578
Net Income Attributable to Common Stockholders	$66,493	$50,258	$179,479	$142,734

Net Income Per Share Attributable to Common Stockholders
Basic	$0.53	$0.45	$1.48	$1.30
Diluted	$0.53	$0.45	$1.47	$1.30

Other Comprehensive Income
Net income	$68,543	$52,279	$185,585	$148,780
Amortization of interest rate swaps	(1,120)	(1,077)	(3,270)	(2,692)
Change in fair value and settlement of interest rate swaps	29,252	713	45,792	(5,884)
Total comprehensive income	96,675	51,915	228,107	140,204
Less comprehensive income attributable to non-controlling interest	$269	$161	$648	$441

Comprehensive Income Attributable to Agree Realty Corporation	$96,406	$51,754	$227,459	$139,763

Weighted Average Number of Common Shares Outstanding - Basic	124,363,105	111,277,316	121,423,613	109,383,735

Weighted Average Number of Common Shares Outstanding - Diluted	124,602,961	111,511,615	121,879,652	109,875,336

AGREE REALTY CORPORATION
RECONCILIATION OF NET INCOME TO FFO, CORE FFO, AND AFFO
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Reconciliation from Net Income to Funds from Operations
Net income	$68,543	$52,279	$185,585	$148,780
Less Series A preferred stock dividends	1,859	1,859	5,578	5,578
Net income attributable to Operating Partnership common unitholders	$66,684	$50,420	$180,007	$143,202
Depreciation of rental real estate assets	48,024	40,867	138,558	116,728
Amortization of lease intangibles - in-place leases and leasing costs	23,125	19,715	67,022	57,458
Provision for impairment	—	2,980	7,300	10,272
Gain on sale or involuntary conversion of assets, net	(6,302)	(1,056)	(11,052)	(3,339)
Funds from Operations - Operating Partnership common unitholders	$131,531	$112,926	$381,835	$324,321

Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	11,887	9,428	33,966	26,679
Core Funds from Operations - Operating Partnership common unitholders	$143,418	$122,354	$415,801	$351,000

Straight-line accrued rent	(5,701)	(4,976)	(15,226)	(12,774)
Stock-based compensation expense	3,650	3,306	10,959	9,694
Amortization of financing costs and original issue discounts	2,116	1,836	6,175	5,150
Non-real estate depreciation	764	597	2,126	1,686
Adjusted Funds from Operations - Operating Partnership common unitholders	$144,247	$123,117	$419,835	$354,756

Funds from Operations per common share and partnership unit - diluted	$1.05	$1.01	$3.12	$2.94
Core Funds from Operations per common share and partnership unit - diluted	$1.15	$1.09	$3.40	$3.18
Adjusted Funds from Operations per common share and partnership unit - diluted	$1.15	$1.10	$3.43	$3.22

Weighted average shares and Operating Partnership common units outstanding
Basic	124,710,724	111,624,935	121,771,232	109,731,354
Diluted	124,950,580	111,859,234	122,227,271	110,222,955

Additional supplemental disclosure
Scheduled principal repayments	$91	$258	$629	$763
Capitalized interest	$777	$558	$1,925	$1,497
Capitalized building improvements	$7,514	$2,502	$12,965	$5,864
Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”) FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”) The Company defines Core FFO as Nareit FFO with the add-back of (i) noncash amortization of acquisition purchase price related to above- and below-market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”) AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

AGREE REALTY CORPORATION
RECONCILIATION OF PROFORMA NET DEBT TO RECURRING EBITDA
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended
	September 30, 2026
Mortgage notes payable, net	$41,183
Unsecured term loans, net	696,523
Senior unsecured notes, net	2,977,602
Unsecured revolving credit facility and commercial paper notes	—
Total Debt per the Consolidated Balance Sheet	$3,715,308

Unamortized debt issuance costs and discounts, net	36,942
Total Debt	$3,752,250

Cash and cash equivalents	$(80,559)
Cash held in escrow	(10,924)
Net Debt	$3,660,767

Anticipated Net Proceeds from Forward Equity Offerings	(657,124)
Proforma Net Debt	$3,003,643

Net Income	$68,543
Interest expense, net	41,001
Income and other tax expense	375
Depreciation of rental real estate assets	48,024
Amortization of lease intangibles - in-place leases and leasing costs	23,125
Non-real estate depreciation	764
(Gain) loss on sale or involuntary conversion of assets, net	(6,302)
EBITDAre	$175,530

Run-Rate Impact of Investment, Disposition and Leasing Activity	3,840
Amortization of above (below) market lease intangibles, net	11,803
Recurring EBITDA	$191,173

Annualized Recurring EBITDA	$764,692

Total Debt per the Consolidated Balance Sheet to Annualized Net Income	13.6	x

Net Debt to Recurring EBITDA	4.8	x

Proforma Net Debt to Recurring EBITDA	3.9	x
Financial Measures
Total Debt and Net Debt
The Company defines Total Debt as debt per the consolidated balance sheet excluding unamortized debt issuance costs, original issue discounts and debt discounts. Net Debt is defined as Total Debt less cash, cash equivalents and cash held in escrow. The Company considers the non-GAAP measures of Total Debt and Net Debt to be key supplemental measures of the Company's overall liquidity, capital structure and leverage because they provide industry analysts, lenders and investors useful information in understanding our financial condition. The Company's calculation of Total Debt and Net Debt may not be comparable to Total Debt and Net Debt reported by other REITs that interpret the definitions differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Equity Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Equity Offerings on the Company's capital structure, its future borrowing capacity, and its ability to service its debt.
Forward Equity Offerings
The Company has 8,762,726 shares remaining to be settled under the Forward Equity Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $0.7 billion based on the applicable forward sale price as of September 30, 2026. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the offerings by certain dates between September 2027 and April 2028.
EBITDAre
EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.
Recurring EBITDA
The Company defines Recurring EBITDA as EBITDAre with the add-back of noncash amortization of above- and below-market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking our net debt and dividing it by annualized Recurring EBITDA.
Annualized Net Income
Represents net income for the three months ended September 30, 2026, on an annualized basis.

AGREE REALTY CORPORATION
RENTAL INCOME
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Rental Income Source(1)
Minimum rents(2)	$196,026	$167,576	$566,207	$481,788
Percentage rents(2)	88	142	2,651	2,254
Operating cost reimbursement(2)	23,794	19,841	69,094	57,312
Straight-line rental adjustments(3)	5,701	4,976	15,226	12,774
Amortization of (above) below market lease intangibles(4)	(11,803)	(9,344)	(33,715)	(26,427)
Total Rental Income	$213,806	$183,191	$619,463	$527,701
(1)The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.
(2)Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.
(3)Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.
(4)In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company's estimate of current market lease rates for the property.